Exhibit 10.49
PORTIONS OF THIS EXHIBIT MARKED “[ * * * ]” HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY IN PAPER FORM WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH OMITTED PORTIONS INCLUDE SIXTY ONE PAGES OF APPENDIX 1 HERETO.
License Agreement Thea Virgan — Sirion 08 01 07

KNOW-HOW AND TRADEMARK
LICENSE
AND
SUPPLY AGREEMENT
     THIS KNOW-HOW AND TRADEMARK LICENSE AND SUPPLY AGREEMENT entered into as of this 10, day of January, 2007
BY AND BETWEEN:
LABORATOIRES THEA S.A., a company existing and organized under and by virtue of the laws of the Republic of France and having its registered office at 12, rue Louis Blériot, Zone Industrielle du Brézet, 63017 Clermont-Ferrand Cedex 2, France.
Represented by Mr. Henri Chibret, President
(Hereinafter referred to as “THEA”).
ON THE ONE PART,
AND:
SIRION Therapeutics Inc, a company existing and organized under and by virtue of the laws of the State of North Carolina, U.S.A., having its principal address at 3110 Cherry Palm Drive, Suite 340, Tampa, Florida 33619, U.S.A.
Represented by Mr. Barry Butler, Chief Executive Officer
(Hereinafter referred to as “SIRION”),

ON THE OTHER PART,
WHEREAS:
1.	THEA (formerly TRANSPHYTO S.A.) and Roche Palo Alto LLC (formerly SYNTEX (U.S.A.) Inc.) (hereinafter “ROCHE”) entered into a November 8, 1989 License Agreement subsequently amended ( the “ Roche License Agreement )and a January 22, 1996 Supply Agreement subsequently amended ( the “Roche Supply Agreement “ )pursuant to which THEA acquired certain rights (including right of sublicense) to develop, manufacture, distribute and sell an ophthalmic product for the treatment of viral kerato-conjunctivitis using the ACTIVE INGREDIENT ganciclovir manufactured by ROCHE;

2.	THEA has developed and owns substantial know-how relative to the development, governmental registration and approval, manufacture and distribution of this Product;

3.	THEA has registered in France and other countries the trademark VIRGAN ® which has been used in various parts of the world;

4.	SIRION wants to license from THEA’s its know-how to manufacture, condition, process, market, sell and distribute the Product in the territory of the United States, including its territories and possessions including, but not limited to Puerto Rico and Guam under the trademark VIRGAN®, which mark is to be registered and owned by THEA in the United States; and

5.	Subject to the Roche License Agreement and Roche Supply Agreement and to the Know-How and the trademark developed by THEA, THEA wishes and accepts to appoint SIRION to be its exclusive licensee of the Product in said territory under the terms and conditions hereinafter defined.
NOW, THEREFORE, IT HAS BEEN MUTUALLY AGREED AS FOLLOWS:

1— DEFINITIONS
When used in this AGREEMENT, each of the following terms shall have the meaning as set forth below:
1.1.	“ACTIVE INGREDIENT” Shall mean the active ingredient ganciclovir contained in the PRODUCT.

1.2.	“AFFILIATED COMPANIES” Shall mean, in relation to any PARTY, at any time, any other entity (ies):
(a)	in which such PARTY directly or indirectly controls at least fifty per cent (50%) of the registered capital or voting rights,

(b)	which directly or indirectly controls at least fifty percent (50%) of the registered capital or voting rights of such PARTY,

(c)	of which an entity as mentioned in a) or b) hereabove controls directly or indirectly at least fifty percent (50%) of the registered capital or voting rights.
1.3.	“AGREEMENT”

Shall mean all provisions of Articles 1 through 15 of this document and all provisions of Appendices 1 and 2. In case of discrepancy between provisions of Articles 1 to 15 and provisions of Appendices 1 and 2 hereto, then the provisions of Articles 1 through 15 shall prevail.

1.4.	“CORPORATE DRUG SAFETY THEA”
Shall mean the persons to be reached for drug safety purposes at THEA at the following numbers.
Phone +33 (0)4.73.98.14.36
Facsimile +33 (0)4.73.98.14.24 / +33 (0)4.73.98.14.38

1.5.	“FDA” Shall mean the United States Food and Drug Administration.

1.6.	“IND” Shall mean Investigational New Drug, as such term is used by the FDA.

1.7.	“KNOW-HOW” Shall mean:
(a)	any technical and analytical data, including but not limited to the results of pre-clinical and clinical studies and tests concerning the PRODUCT developed by THEA, as far as such data are available to THEA or become available to THEA during the term of this AGREEMENT,

(b)	THEA’s confidential information and knowledge with respect to the process of manufacturing and conditioning the PRODUCT and putting it into gel form and registering the PRODUCT with and obtaining the approvals of the relevant governmental regulatory authorities, and

(c)	THEA’s experience in terms of marketing, promotion and medical investigations concerning the PRODUCT.
1.8.	“NDA” Shall mean New Drug Application, as such term is used by the FDA.

1.9.	“NET SALES”
Shall mean the gross amount invoiced for any PRODUCT by SIRION and its AFFILIATED COMPANIES to THIRD PARTIES less deductions for (i) quantity and/or cash discounts, allowances and any rebates required to be paid by law or regulation; (ii) freight, postage, shipping and insurance expenses; (iii) credits or refunds actually allowed for rejected, outdated or returned PRODUCT ; and (iv) sales and other excise taxes and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale).

1.10.	“PARTY (IES)” Shall mean SIRION and/or THEA and their respective AFFILIATED COMPANIES.

1.11.	“PRODUCT”
Shall mean the ophthalmic product in finished form as specified in Appendix 1 hereto and for which the indication to be sought is the treatment of viral kerato-conjunctivitis, to be manufactured, marketed and distributed by SIRION under this AGREEMENT.

1.12.	“SUPPLY PRICE” Shall have the meaning set forth in Section 4.3.

1.13.	“TERRITORY” Shall mean the territory of the United States of America including its territories and possessions and specifically Puerto Rico and Guam.

1.14.	“THIRD PARTIES” Shall mean any entity(ies) other than SIRION and/or THEA and their respective AFFILIATED COMPANIES.

1.15.	“TRADEMARK”
Shall mean the trademark VIRGAN® to be registered by THEA in the TERRITORY at the United States Patent and Trademark Office or such other trademark as may be registered by THEA in accordance with Section 6.1 and/or Section 10.3 hereof, to be used exclusively by SIRION for the sale of the PRODUCT.

1.16.	“U.S. LAUNCH” Shall mean the date of the first sale of the PRODUCT by SIRION in the TERRITORY.
2 — APPOINTMENT OF SIRION ROYALTIES AND OTHER PAYMENTS
2.1.	THEA hereby appoints SIRION as its exclusive licensee of the PRODUCT and hereby grants to SIRION the exclusive right and license to use the THEA Know-How, including for the manufacturing, processing, conditioning, marketing and sale of the PRODUCT in the TERRITORY under the TRADEMARK. THEA hereby grants to SIRION the exclusive right and license to use the TRADEMARK in the TERRITORY exclusively for the sale and marketing of the PRODUCT. SIRION shall neither appoint sub-licensees or sub-distributors for the manufacturing, processing, conditioning, marketing and sale of the PRODUCT in the TERRITORY without prior written consent of THEA. SIRION shall sell the PRODUCT in the TERRITORY exclusively under the TRADEMARK.

The right of exclusivity hereunder shall be absolute, including as to THEA, and THEA agrees that it shall not (including through any subsidiary, affiliate or third-party), manufacture, process, condition, market or sell, nor license or otherwise grant any rights to any third party to manufacture, process, condition, market or sell, the PRODUCT in the TERRITORY or use the TRADEMARK in the TERRITORY.

2.2.	SIRION hereby agrees that it will not sell the PRODUCT outside the TERRITORY nor permit such sale nor initiate an active sales policy for the PRODUCT outside the TERRITORY unless agreed in advance in writing by THEA and shall inform THEA of any inquiry of a potential purchaser located outside the TERRITORY.

2.3.	SIRION’s rights under this AGREEMENT shall include the existing molecule and any related isomer, prodrug, metabolite, salt and polymorph.

2.4.	[ * * * ]

For the same reasons, SIRION shall pay to THEA [ * * * ] amounts provided certain conditions are fulfilled, as follows:
(i)	[ * * * ], (x) [ * * * ], to be paid within seven (7) days of the date on which [ * * * ], and (y) [ * * * ], to be paid within thirty (30) days after the date that [ * * * ]. For the avoidance of doubt, the parties agree that both the [ * * * ] and [ * * * ] payments are intended to be single, one-time payments and not recurring; or

(ii)	[ * * * ], (x) [ * * * ], to be paid within seven (7) days of the date on which [ * * * ], and (y) [ * * * ], to be paid within thirty (30) days after the date that [ * * * ]. For the avoidance of doubt, the parties agree that the [ * * * ] and [ * * * ] payments are intended to be single, one-time payments and not recurring; or

(iii)	[ * * * ] on the date of [ * * * ], provided that [ * * * ].

(iv)	If [ * * * ], then no additional payment will be made under this Section 2.4 by SIRION to THEA upon [ * * * ].
The payments provided for in this Section 2.4 are in addition to and separate from the royalty payments provided under Section 2.5 below.

None of these payments shall be deemed to give rise to any ownership interest of SIRION in THEA’s KNOW-HOW or in the TRADEMARK or any rights other than the licenses expressly provided for under this AGREEMENT.

SIRION hereby acknowledges and agrees that the amounts of the aforementioned payments are lump sum amounts which SIRION agrees to pay upon the due dates set forth above, and which payments shall be deemed fully earned and non-refundable upon such due dates and not subject to recomputation or revision for any reason whatsoever.

2.5.	For the first [ * * * ] period of this Agreement, in addition to the payments mentioned in Section 2.4 above, SIRION shall pay to THEA royalties in the amount of [ * * * ] of NET SALES of the PRODUCT of which [ * * * ] shall be for the KNOW-HOW license and [ * * * ] shall be for the TRADEMARK license. In case of renewal of this Agreement as described in the Article 8, SIRION shall pay to THEA during all such renewal periods royalties in the amount of [ * * * ] of NET SALES of the PRODUCT. Royalties shall be paid within thirty (30) days after the end of each quarter during the term of this AGREEMENT. Together with each calendar quarter royalty payment, SIRION shall submit to THEA a written accounting showing its computation of royalties due under this AGREEMENT for such quarter. Said accounting shall set forth gross sales, NET SALES, the specific deductions used in arriving at NET SALES, and the total royalties due for the quarter-year in question.

2.6.	SIRION shall keep true and accurate records for the purpose of calculating royalties payable hereunder, and shall permit THEA or its authorized representative to inspect such records and take copies thereof, subject to the confidentiality provisions set forth in Section 9 hereof.

2.7.	All payments due hereunder by SIRION to THEA shall be free of deductions for bank charges, and if any, free of any withholding taxes.
3 — REGISTRATION OF THE PRODUCT, CLINICAL TRIALS AND PUBLICATIONS

3.1.	SIRION will use its reasonable best efforts to obtain in accordance with the regulations in force in the TERRITORY any and all governmental authorizations and/or registrations necessary for the marketing of the PRODUCT in the TERRITORY.

3.2.	The registration of the PRODUCT shall be made under the TRADEMARK as defined in Section 1.15 above unless otherwise agreed by the PARTIES.

3.3.	All FDA registrations of the PRODUCT shall be made in SIRION’s name.

3.4.	SIRION will take responsibility and pay for the cost of preparing and submitting to the FDA on the basis of THEA’s existing file the initial NDA for the PRODUCT in the form in which it currently exists as described in Appendix 1 hereto and THEA will cooperate with SIRION to that end. The NDA will be filed in SIRION’s name.

3.5.	The PARTIES shall use their reasonable best efforts to cooperate so that SIRION can file the NDA as soon as possible after the execution of this AGREEMENT and obtain approval of the NDA as soon thereafter as possible and no later than [ * * * ] provided that no additional data are requested by the FDA.

3.6.	SIRION shall submit to THEA for its prior written approval, which will not be unreasonably withheld, any proposal and proposed clinical study protocol provided that THEA shall respond to SIRION no later than thirty (30) days after the receipt of any such proposal. THEA will not withhold its consent unless this execution of SIRION’s proposal would have a material adverse effect on the marketing, sales and/or promotion of the PRODUCT outside the TERRITORY. “Material adverse effect” means an event, circumstance, occurrence, fact, condition, change or effect that, individually or in the aggregate is or could reasonably be expected to become materially adverse to the prospects, operations, results of operations or financial condition of THEA.

3.7	SIRION shall inform THEA in writing about the outcome of any clinical trials promptly after completion.

3.8	SIRION will make any reports of clinical trials available free of charge to THEA. THEA may use these reports outside the TERRITORY. Reciprocally, THEA shall make all reports and data from clinical trials performed by its other partners regarding the PRODUCT available free of charge to SIRION and permit SIRION to use such information in the TERRITORY.

3.9.	SIRION, subject to any applicable legal restrictions,shall promptly send to THEA a copy of all correspondence with respect to the PRODUCT which SIRION sends to or receives from the FDA and will promptly provide THEA a written report with respect to telephone conversations and meetings with the FDA if THEA did not participate in same, except with respect to non-substantive or ministerial matters not involving the safety, efficacy or approval of the PRODUCT. In the same way THEA shall promptly send to SIRION a copy of all correspondence with respect to the PRODUCT which THEA sends to or receives from the EMEA except with respect to non-substantive or ministerial matters not involving the safety, efficacy or approval of the PRODUCT.

3.10	SIRION shall inform THEA of the proposed publication of the results of any clinical study program conducted by SIRION to the extent that THEA has control over such publication and SIRION shall not make any such publication to the extent that the publication could adversely affect the sale, marketing and/or promotion of the PRODUCT in the countries in which THEA is marketing the PRODUCT.

3.11	SIRION agrees that FDA approval of the PRODUCT (“FDA Approval”) shall be the sole and exclusive property of THEA and that SIRION shall not acquire any rights whatsoever to the FDA Approval other than the rights granted hereby.
4 — SUPPLY AND PAYMENT FOR THE ACTIVE INGREDIENT
4.1.	Except with the prior written agreement of THEA, SIRION shall exclusively purchase all its requirements for the ACTIVE INGREDIENT from THEA or any of its AFFILIATED COMPANIES or from any other entity designated by THEA and THEA agrees to supply SIRION’s total requirements of the PRODUCT and the ACTIVE INGREDIENT in accordance with the forecasts to be furnished by SIRION. THEA has informed SIRION and SIRION hereby acknowledges that THEA currently procures all of its requirements for the ACTIVE INGREDIENT from ROCHE in the United States. THEA will use its best efforts to have shipments of the ACTIVE INGREDIENT sent directly by ROCHE to SIRION. SIRION will be responsible for verifying the quality of the ACTIVE INGREDIENT upon receipt and accepting the order. THEA will provide to

SIRION the protocol for performing the quality test and SIRION acknowledges that THEA will have no liability or obligation whatsoever with respect to the ACTIVE INGREDIENT delivered by ROCHE. SIRION hereby agrees that THEA will have not liability or obligation to SIRION in the event that ROCHE fails to deliver or delivers in an untimely manner the ACTIVE INGREDIENT. SIRION shall provide estimates of its purchase requirements for the ACTIVE INGREDIENT and/or the PRODUCT at the end of each calendar quarter (beginning with the quarter which is approximately twelve (12) months prior to the U.S. LAUNCH) during the term of this AGREEMENT, indicating estimated needs for the following twelve (12) months, broken down into quarterly quantities and delivery dates, such estimates to be revised and updated quarterly.

4.2.	SIRION shall place written orders with THEA at least one hundred twenty (120) days prior to the required shipment date. THEA will place with the supplier orders for the quantities required by SIRION for delivery within one hundred twenty (120) days from receipt of written orders from SIRION provided there are no circumstances of Force Majeure as defined in Article 13 herebelow.

4.3.	THEA shall supply the ACTIVE INGREDIENT at a price (hereinafter the “Supply Price”) [ * * * ], excluding VAT, if any, calculated so that the supply of the ACTIVE INGREDIENT shall cover the invoice price from ROCHE to THEA plus all associated costs incurred by THEA in connection with the supply of the ACTIVE INGREDIENT. The initial Supply Price will be [ * * * ] per gram, subject to increase on thirty (30) days written notice from THEA to SIRION.

4.4.	In the event that ROCHE shall discontinue supplying to THEA the ACTIVE INGREDIENT, THEA and SIRION will consult with respect to other sources of supply and use their best efforts to find a THIRD PARTY which can meet requirements of both PARTIES. If the PARTIES cannot agree upon the new supplier of the ACTIVE INGREDIENT, then both PARTIES shall be free to use whatever source they deem appropriate and THEA shall no longer supply the ACTIVE INGREDIENT to SIRION and SIRION shall obtain the ACTIVE INGREDIENT on its own

4.5.	SIRION shall effect payment on all invoices remitted by THEA within thirty (30) days from the date of the invoice, as directed by THEA from time to time, payment to be effected net of any transfer costs or fees.

4.6.	In the event of non-payment by SIRION of any amount under this AGREEMENT on the due date, it is agreed that thirty (30) days after SIRION has been notified thereof in writing, THEA shall be entitled to invoice interest on such payment without further notice, the amount of such interest to be equal to the EURIBOR (European Interbank Offered Rate) published as such on the date of invoicing by the European Bank Federation (Fédération Européenne de banque (FEB)) plus two (2) points divided by twelve (12) per month of delay for each day following expiration of such thirty (30) day period, each day being counted as 1/30 of a month. THEA shall not be required to execute any orders placed by SIRION until any outstanding payment with interest has been received in full by THEA.

4.7.	In the event that SIRION is required to withhold any tax payable to the revenue authorities in any country within the TERRITORY regarding any payment by SIRION to THEA in accordance with the laws of such country, such amount shall be deducted by SIRION, and it shall notify THEA and promptly furnish THEA with copies of any tax certificate or other documentation evidencing such withholding and shall co-operate with THEA and furnish such other documentation as may be necessary in order for THEA to obtain the appropriate tax credit or other reimbursement for said withholding tax.

4.8.	Subject to the applicable provisions of Section 9 of this Agreement THEA shall have the right no more than once per year to review and examine, or cause to be examined by such agent, representative or independent accountant as it shall designate, all books, documents and records of SIRION relating to any reports or payments made or to be made by SIRION in accordance with the foregoing, during the entire term hereof and for a period of two (2) years following termination or expiration of this AGREEMENT, such review and/or audit to take place at reasonable times and upon reasonable notice. Results of any such examination shall be made available to both PARTIES.

4.9.	Packaging and labeling shall be in the English language under the control of SIRION in accordance with all requirements of the FDA applicable in the TERRITORY.

5 — DISTRIBUTION AND PROMOTION OF THE PRODUCT AND LINE EXTENSIONS AND IMPROVEMENTS
5.1.	SIRION shall market and distribute the PRODUCT in the TERRITORY subject to the FDA regulations and other regulations in force in the TERRITORY.

SIRION shall not, during the term of this AGREEMENT, without the prior written consent of THEA, within the TERRITORY market, distribute, promote or be interested in any way in any business with the marketing or distribution of any products similar to the PRODUCT containing the ACTIVE INGREDIENT, or any products approved for the treatment of conditions similar to or related to the conditions for which the PRODUCT is used.

5.2.	THEA reserves the right from time to time to change the specifications of the PRODUCT subject to prior discussions with SIRION

5.3.	SIRION reserves the right, after consultation with THEA, to withdraw any presentation of the PRODUCT from sale in the TERRITORY if it is required to do so at any time, to comply with any governmental and/or administrative regulations, legislation or orders applicable to the TERRITORY. SIRION shall consult with THEA and allow THEA full participation in all meetings with the FDA or other governmental agencies prior to making such withdrawal. SIRION shall have the right to initiate voluntary product recalls and to make quality, complaint or stability related field alert notifications as SIRION determines to be appropriate. SIRION shall promptly notify THEA in advance of any such proposed actions.

5.4.	Sales reports, in unit and turnover, will be prepared and sent by SIRION each quarter to THEA, within thirty (30) days after the end of each quarter during the term of the AGREEMENT. SIRION agrees to maintain stock levels in the TERRITORY consistent with forecasted demand in the TERRITORY.

5.5.	SIRION shall use its reasonable best efforts to obtain the maximum market share in the TERRITORY. During the [ * * * ] period after U.S. LAUNCH, if SIRION does not reach the required Minimum Sales in units, corresponding to [ * * * ] of the annual sales forecast set forth below, SIRION will have the option to compensate THEA for the shortfall in royalties paid. The shortfall will be an amount equal to the difference between the royalties paid by SIRION to THEA for the number of units actually sold and the royalties that would have been paid if the Minimum Sales units had been sold

(calculated by (i) the number of units below Minimum Sales requirement multiplied by (ii) the average Net Sales Price for units sold during the period in question multiplied by (iii) the applicable royalty rate). In the event that SIRION does not exercise this option, THEA shall be entitled to terminate this AGREEMENT at any time within six (6) months after end of the year in question. Beginning with the [ * * * ] after the U.S. LAUNCH, THEA will have the right to terminate this AGREEMENT at any time that SIRION has not sold to THIRD PARTIES and paid to THEA the corresponding royalty payments for at least [ * * * ] of the annual sales forecast set forth below, Year 1 being the first twelve months after the U.S. LAUNCH and each following year being the subsequent twelve months period:

Annual Sales Forecast	Minimum Sales
[ * * * ]	[ * * * ]
5.6.	SIRION shall maintain a suitable sales organization to promote the PRODUCT in the TERRITORY and advertise and distribute promotional material to the medical profession, hospitals, pharmacies, clinics and endeavor to explain thoroughly the indications and advantages of the prescription and sale of the PRODUCT. SIRION will periodically advise THEA of its marketing and promotional programs and material changes to such programs and will give due regards to THEA’s suggestions with respect thereto. Reciprocally, THEA shall supply SIRION with specimens of promotional material used in other territories and available to THEA, and SIRION may take advantage thereof for the creation of its own advertising-material, brochures, visual aids, posology cards, etc,

SIRION shall provide to THEA each year during the term of this AGREEMENT its annual marketing plan for the PRODUCT, including a twelve-month sales forecast within thirty (30) days after the annual marketing plan has been prepared.

5.7.	If a Party hereto shall develop any improvement with respect to the PRODUCT, either patented or non-patented, it shall immediately inform the other Party. All the improvements developed by the Parties shall be the property of THEA. THEA shall grant to SIRION for no additional consideration an exclusive license for the TERRITORY for such improvements under the same conditions as described in the AGREEMENT.

6 — TRADEMARK
6.1.	SIRION shall market and distribute the PRODUCT in the TERRITORY exclusively under the TRADEMARK and shall not use any other trademark in connection with the PRODUCT; provided, however, that if (i) THEA determines that VIRGAN® is not suitable for marketing the PRODUCT in the TERRITORY on the basis of objections of the FDA or the US Patent and Trademark Office and THEA substitutes an alternative trademark in consultation with SIRION or (ii) SIRION provides to THEA sufficient evidence that VIRGAN® is not a commercially suitable trademark for the marketing of the PRODUCT in the TERRITORY and submits to THEA a concrete proposal for an alternative trademark which is suitable for the marketing and sale of the PRODUCT in the TERRITORY and which is available to be registered in THEA’s name for use in the TERRITORY, then THEA shall in either case register the alternative trademark which shall be the trademark licensed to SIRION.

6.2.	In consideration of the grant of the right and license to use the TRADEMARK in connection with SIRION’s distribution and sale of the PRODUCT in the TERRITORY, SIRION shall pay to THEA a trademark royalty of [ * * * ] of NET SALES in the TERRITORY (the “TRADEMARK ROYALTY”) as provided for in Section 2.5 above.

6.3.	SIRION shall use commercially reasonable efforts to market and distribute the PRODUCT in the TERRITORY under the TRADEMARK entirely at its own cost and expense.

6.4.	SIRION agrees that the TRADEMARK remains the sole and exclusive property of THEA and that it shall not acquire any rights whatsoever to the TRADEMARK other than the rights granted hereby.

6.5.	THEA grants to SIRION the exclusive right and license to use the TRADEMARK in the TERRITORY exclusively for the preparation in finished form, sale and marketing of the PRODUCT in the TERRITORY and for no other purpose.

6.6.	SIRION shall not register any trademark, in any way, which might conflict with or imitate the TRADEMARK and will do nothing which could diminish the value of the TRADEMARK.

6.7.	SIRION undertakes to discontinue immediately the use of the TRADEMARK upon expiration or termination of this AGREEMENT for any reason whatsoever and to destroy all documents including but not limited to marketing material, booklets, other branded material, packing material, labels and/or any electronic document making a reference to the TRADEMARK.

7 — INSPECTIONS
7.1.	THEA shall have the right to inspect all of the facilities of SIRION and its representatives, agents and subcontractors used in connection with the manufacturing, processing, conditioning, sale, storage or distribution of the PRODUCT or the ACTIVE INGREDIENT hereunder. Any inspection effected by THEA will be notified to SIRION in writing at least thirty (30) days prior to the proposed date of inspection and will be conducted at a time and in a manner so as to not unreasonably interfere with the business or operations of SIRION or its agents and/or subcontractors.

7.2.	SIRION shall have responsibility for fielding, investigating and responding to all PRODUCT complaints in the TERRITORY. THEA shall provide SIRION with such cooperation as SIRION may reasonably request in connection with such investigations.
8 — TERM
The initial term of this AGREEMENT, unless earlier terminated in accordance with Article 12 hereof, shall be ten (10) years and shall be automatically renewed for additional periods of five (5) years each, except as follows: (a) SIRION may elect not to renew the Agreement by giving THEA notice of non-renewal at least twelve (12) months prior to the end of the first ten (10) year term or any subsequent term; and (b), subject to the provisions of Article 12.7 of this Agreement, THEA may elect not to renew the Agreement by giving notice of non-renewal at least six (6) months prior to the end of the first ten (10) years term or any subsequent term.
9 — CONFIDENTIALITY
9.1.	Except as otherwise specifically provided in this AGREEMENT, SIRION shall treat as strictly confidential the KNOW-HOW and/or any other proprietary information disclosed or delivered to it hereunder in connection with this AGREEMENT and shall take all reasonable action within its power to confine use thereof strictly to its own plants and laboratories and to prevent its officers and employees from having access to the said information during their employment with SIRION, other than on a “need to know” basis, and after the employment of such officer or employee by SIRION.

Conversely, except as otherwise specifically provided in this AGREEMENT, THEA shall treat as strictly confidential any and all proprietary and other confidential information disclosed or delivered to it hereunder in connection with this AGREEMENT and shall take all reasonable action within its power to confine use thereof strictly to its own plants and laboratories and to prevents its officers and employees from having access to the said information during their employment with SIRION, other than on a “need to know” basis, and after the employment of such officer or employee by SIRION.

For purposes of this Section 9, the party having the obligation to not disclose and to maintain confidentiality of the information being received from the other party is referred to as the “Receiving Party” and the party hereto whose confidential information is the subject of such covenant is the “Disclosing Party.”

9.2.	Notwithstanding the foregoing, the preceding obligation to maintain the KNOW-HOW and proprietary and confidential information above mentioned in confidence shall not apply to the extent that:
(a)	The Receiving Party can establish that the information disclosed herein was already in its possession at the time of execution of this AGREEMENT, or

(b)	the information was already in the public domain or has come into the public domain after disclosure through no fault of the Receiving Party, or

(c)	the information can be established by suitable proof to have been received by the Receiving Party from a THIRD PARTY and such information was not received by such THIRD PARTY directly or indirectly from the Disclosing Party.
9.3.	To be relieved from all or part of its confidentiality commitments under this AGREEMENT, the Receiving party further agrees that within one (1) month following the Disclosing Party’s disclosure of said information to the Receiving Party, the Receiving Party will notify the Disclosing Party in writing accompanied by proof satisfactory to the Disclosing Party that the information was in the Receiving Party’s possession prior to such disclosure or that said information was in the public domain at the time of its disclosure to the Receiving Party.

9.4.	All confidential information given by the Disclosing Party to the Receiving Party under this AGREEMENT shall be promptly returned, free of charge, to the Disclosing Party upon termination of this AGREEMENT for any reason whatsoever.

9.5.	The parties also agree to keep the terms and contents of this Agreement strictly confidential and not disclose to any third party this Agreement or any content or description of any specific contents of any portion hereof except (a) with the written consent of the other party, which consent may be withheld for any reason or (b) if such disclosure is required by law.
10 — INFRINGEMENT
10.1.	THEA agrees to take reasonable measures to protect the TRADEMARK against infringement and to take reasonable action against infringers. SIRION shall in no manner contest THEA’s decision as to the appropriate action to be taken or its decision not to take any action at all.

10.2.	Each of the PARTIES shall notify the other of any trademark or trade name usage which infringes the TRADEMARK or which either of them reasonably believes could adversely affect the market for the PRODUCT in the TERRITORY. THEA shall have the right, in the first instance, to prosecute such infringing usage. In the event THEA declines to prosecute such infringing usage within ninety (90) days of becoming aware thereof, SIRION may prosecute, subject to obtaining the written consent of THEA not to be unreasonably withheld.

The PARTIES agree that, irrespective of which PARTY prosecutes the action, the proceeds of any awards, judgments or settlements obtained in connection with any such infringement shall be first allocated to the PARTY which prosecuted the action to the extent of its out-of-pocket expenses incurred and thereafter shall be shared by the PARTIES in proportion to the relative consideration each received from the marketing and sale of the PRODUCT under this AGREEMENT. The PARTIES agree to furnish each other with reasonable cooperation and exchange of information in connection with the prosecution of any such action.

10.3.	If THEA shall for any reason no longer have the right to license SIRION to use the TRADEMARK in the TERRITORY, then the PARTIES shall agree upon a new trademark which shall be owned by THEA and deemed the trademark licensed by THEA to SIRION under this AGREEMENT.

11 — WARRANTY — INDEMNIFICATION — INSURANCE
11.1.	THEA makes no representation, warranty or guaranty whatsoever that the use of the KNOW-HOW will not infringe any rights of THIRD PARTIES. THEA shall not defend or hold SIRION harmless against any suit, damage claim, or demand based on actual or alleged infringement of any intellectual property, patent or trademark or any unfair trade practice resulting from the exercise or use of any right or license granted hereunder.

11.2.	SIRION acknowledges and agrees that THEA has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, licenses or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the value, nature, quality or condition of the KNOW-HOW (b) the income to be derived from the PRODUCT, (c) the compliance of or by the KNOW-HOW with any legal requirements, (d) the merchantability, marketability, profitability or fitness for a particular purpose of the KNOW-HOW, or (e) any other matter with respect to the KNOW-HOW or any other matter. SIRION further acknowledges and agrees that having been given the opportunity to inspect the KNOW-HOW, SIRION is relying solely on its own investigation of the KNOW-HOW and not any information provided or to be provided by THEA. SIRION further acknowledges and agrees that to the maximum extent permitted by law, the license of the KNOW-HOW as provided for herein is made on an “as is” condition and basis with all faults.

11.3.	Any risk or liability arising out of or deriving from the use of the KNOW-HOW by SIRION to manufacture and market any PRODUCT shall remain with SIRION. SIRION shall indemnify, hold harmless and defend THEA from and against any claim, damage, injury or loss whatsoever suffered by THEA and caused by or resulting from SIRION’s performance or non-performance of this AGREEMENT, including but not limited to the manufacturing, processing, conditioning, marketing, distribution or sale of the PRODUCT in the TERRITORY. SIRION shall maintain in full force and effect insurance against such risk in accordance with Section 11.4 below.

11.4.	SIRION hereby agrees to maintain occurrence-based product liability insurance covering the risks associated with the PRODUCT manufactured and/or sold hereunder in a minimum amount of [ * * * ], such insurance to remain in full force throughout the term of this AGREEMENT and for a period of two (2) years after its expiration or termination for any reason whatsoever. THEA shall be specifically named as an additional insured under said policy and SIRION shall promptly notify THEA of any changes, amendments or endorsements thereto. Said policy shall be maintained with one or more of the Insurance Companies listed in Appendix 2 or some other reputable insurance company of national or international reputation approved in advance by THEA. SIRION shall promptly deliver to THEA a certificate of insurance in form and substance satisfactory to THEA.

11.5.	All ACTIVE INGREDIENT supplied to SIRION by THEA shall be manufactured and delivered by ROCHE and shall comply with the specifications set forth in the NDA, current Good Manufacturing Practice regulations of the FDA in effect at the time of manufacture and with other legal or regulatory requirements applicable to the manufacture of the ACTIVE INGREDIENT or PRODUCT, as the case may be. Each shipment of ACTIVE INGREDIENT shall be accompanied by a certificate of analysis issued by ROCHE. THEA shall promptly advise SIRION of any proposed changes in manufacturing process, specifications or methods of which it may be aware and as notified by ROCHE to THEA. Without limiting the generality of the foregoing, SIRION shall be entitled to return to ROCHE shipments of ACTIVE INGREDIENT which do not conform to the warranty contained herein for replacement at THEA’s cost.

11.6.	THE LIMITED WARRANTY PROVIDED IN SECTION 11.5 ABOVE IS THEA’S SOLE WARRANTY WITH RESPECT TO THE ACTIVE INGREDIENT AND THE PRODUCT AND IS MADE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY AND FITNESS FOR PARTICULAR USE OR PURPOSE. THEA MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE ACTIVE INGREDIENT OR THE PRODUCT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THEA SHALL NOT BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF (I) ANY BREACH OF SECTION 11.5 ABOVE OR (II) THEA’S FAILURE TO COMPLY FULLY WITH APPLICABLE GOVERNMENTAL LAWS AND REGULATIONS RELATING TO THE MANUFACTURE, SALE AND SHIPMENT TO SIRION OF THE ACTIVE INGREDIENT OR THE PRODUCT, EVEN IF THEA HAS BEEN ADVISED IN ADVANCE CONCERNING THE PROBABILITY OR LIKELIHOOD OF SUCH DAMAGES, EXCEPT TO THE EXTENT OF THEA’S WILLFUL BREACH OF SUCH SECTION, LAWS OR REGULATIONS.

11.7.	All limitations on SIRION’s remedies and THEA’s liability shall survive the expiration, termination and cancellation of this AGREEMENT.

11.8.	Promptly after the receipt by any PARTY hereto of notice of (1) any claim or (2) the commencement of any action or proceeding, such PARTY (the “INDEMNIFIED PARTY”) will, if a claim with respect thereto is to be made against any PARTY (the “INDEMNIFYING PARTY”) obligated to provide indemnification pursuant to Section 11 hereof, give such INDEMNIFYING PARTY written notice of such claim or the commencement of such action or proceeding. Such notice, and the opportunity to compromise or defend, shall be a condition precedent to any liability of the INDEMNIFYING PARTY under the indemnification agreement contained in said Section 11. The INDEMNIFYING PARTY shall have the right, at its option, to compromise or defend, at its own expense and by its counsel, any such matter involving the asserted liability of the INDEMNIFIED PARTY, provided that any settlement or compromise shall be consented to in writing by the INDEMNIFIED PARTY which consent shall not be unreasonably withheld.

In the event that the INDEMNIFYING PARTY shall propose to compromise or defend any such asserted liability, it shall promptly notify the INDEMNIFIED PARTY of its intention to do so, and the INDEMNIFIED PARTY agrees to cooperate fully with the INDEMNIFYING PARTY and its counsel in the compromise of, or defense against, any such asserted liability, subject to the aforementioned right of the INDEMNIFIED PARTY to consent to any settlement or compromise. In any event, the INDEMNIFIED PARTY shall have the right, at its own expense, to participate in the defense of such asserted liability, provided that the INDEMNIFYING PARTY’s counsel shall make all final decisions concerning the defense or compromise of settlement of such litigation, subject to the aforementioned right of the INDEMNIFIED PARTY to consent to any settlement or compromise.
12 — TERMINATION
12.1.	Each PARTY shall have the right on thirty (30) days prior written notice to terminate this AGREEMENT in case of failure of the FDA to grant approval no later than:

(i)	[ * * * ] provided that the FDA has confirmed in writing that no new clinical trials will be required;

(ii)	[ * * * ], provided that the FDA has confirmed in writing that no new clinical trials other than a Phase IV clinical trial will be required;

(iii)	[ * * * ], provided that the FDA has stated in writing that at least one new Phase III clinical trial will be required.
12.2	Each PARTY shall have the right, at any time, to terminate this AGREEMENT in the case of material failure or default by the other PARTY to fulfill any of its obligations under this AGREEMENT if the defaulting PARTY has not remedied such default within the period provided for in Section 12.3, without prejudice to any further right to compensation or penalty except as hereinafter provided. In case THEA terminates the AGREEMENT for cause or default by SIRION, SIRION will comply with all of its other obligations hereunder and further agrees not to commercialize any product containing ganciclovir as an ACTIVE INGREDIENT in similar therapeutic indication during a period of five (5) years after the date of termination of this AGREEMENT.
12.3.	In case of material default by either PARTY, this AGREEMENT shall terminate three (3) months after the receipt of written notice from the alleging PARTY (which notice shall stipulate the reason for the termination) (the “Default Notice”) if the defaulting PARTY has not remedied the situation within said three (3) months of receipt of such Default Notice, or, if such default is not susceptible of cure within a three-month period, such default has not been timely cured in accordance with the following provisions of this Section 12.3. If, no later than forty-five (45) days after receipt of Default Notice, the defaulting PARTY acknowledges the breach and notifies the non-defaulting PARTY that it intends to cure the breach and specifies to the reasonable satisfaction of the non-defaulting PARTY the reasons why it cannot be cured within three months but can be cured within a period of twelve (12) months) from the date of the Default Notice and specifies to the reasonable satisfaction of the non-defaulting PARTY in detail the measures that will be taken to achieve said cure, then the defaulting PARTY shall be entitled to effect such cure during said period of twelve (12) months, provided that the defaulting PARTY (i) diligently pursues such cure to its full completion no later than end of said twelve (12) month period and (ii) gives to the non-defaulting PARTY a written report on the measures it has taken and intends to take to effect cure within the stated period on the first day of each calendar month during which cure is being effected. Any failure to diligently pursue such cure and to provide any monthly written report will allow the non-defaulting PARTY to definitely terminate this AGREEMENT on a one-month written notice.

In addition, in the event the other PARTY disputes the existence of a default, no termination pursuant to this Article shall be deemed effective until and unless so ordered by arbitration conducted in accordance with Article 14.

12.4	SIRION shall not assign this Agreement to any company, excluding its parent, without a prior written consent of THEA, and in case where transfer takes place, all the rights and obligations of SIRION under this Agreement shall be transferred to the new assignee.

12.5.	In case of expiration or termination of this AGREEMENT, it is understood that those provisions which require or permit performance after termination or expiration, but not limited to the provisions of Section 4.6 and Articles 7, 9, 10, 11 and 14, shall remain in full force and effect after such expiration or termination.

In any case, SIRION shall, at SIRION’s cost, immediately return to THEA all confidential information provided by THEA to SIRION hereunder and inform the FDA and to transfer to THEA or to any other entity designated by THEA all rights which SIRION may have to the registrations and governmental authorizations in the TERRITORY which cover the PRODUCT.

Any relevant FDA authorization held by SIRION on termination of this AGREEMENT for any reason whatsoever, shall be transferred to THEA, or to any other entity designated by THEA, but without any compensation to SIRION.

12.6.	In case of termination and at the option of THEA, SIRION shall have the right within a maximum period of six (6) months to liquidate its stock of the PRODUCT or to sell it at landed cost to THEA and/or any of its AFFILIATED COMPANIES or such THIRD PARTY as shall be designated by THEA, provided said stock is in good and marketable condition and that it has been repacked at SIRION’s cost in accordance with the requirements of any new distributor.

12.7.	If THEA elects to not renew this Agreement at the end of the initial ten (10) year term or any subsequent term, as a condition to its exercise of such right, THEA shall pay to SIRION an amount in cash equal to the NET SALES generated by SIRION from sales of the PRODUCT during the twelve (12)

month period immediately preceding the date upon which this Agreement terminates by election of THEA not to renew same. Such payment shall be made in full no later that thirty (30) days from the effective date of such termination.
13 — FORCE MAJEURE
13.1.	If any PARTY is prevented, hindered or delayed from performing its obligations other than the payment of money due hereunder as a result of Force Majeure, such prevention or delay shall not be considered as a breach of this AGREEMENT and that PARTY shall be relieved from its obligations for the duration of such Force Majeure, provided however that there is a direct relation between such prevention or delay and the Force Majeure. The PARTY prevented, hindered or delayed from performing its obligations other than the payment of money due hereunder as a result of Force Majeure shall give to the other PARTY notice of the circumstances of the Force Majeure promptly after such PARTY becomes aware of the circumstances of the Force Majeure.

13.2.	The term of Force Majeure as used herein shall mean any event which was unpredictable, sudden, insurmountable and outside the control of the PARTIES such as but not limited to epidemic, flood, explosion, fire, earthquake or any other acts of war, civil disturbances, strike (except strike limited to the other PARTY’s personnel), government orders or decisions or administrative measures of whatever nature.

13.3.	In the event of Force Majeure, the PARTIES shall cooperate and use their best efforts to remedy the situation as quickly as possible.

13.4.	In the event of a Force Majeure which causes THEA’s inability to supply ACTIVE INGREDIENT manufactured by ROCHE for a period of one hundred and twenty (120) days or more, THEA agrees to cooperate to assist SIRION in securing an alternate source of ACTIVE INGREDIENT and SIRION shall be deemed to have all necessary licenses to THEA’s manufacturing KNOW-HOW necessary to manufacture, or cause to be manufactured by a THIRD PARTY (subject to reasonable safeguards of confidentiality), such ACTIVE INGREDIENT. SIRION shall be entitled to acquire its requirements of ACTIVE INGREDIENT from such alternate source for the duration of such event of Force Majeure and for such additional period necessary to fulfill any commitments reasonably entered into by SIRION in light of such event of Force Majeure.

13.5.	In the event of Force Majeure preventing operations beyond one hundred and eighty (180) days after the date of notification of the case of Force Majeure, the notified PARTY shall be entitled to terminate this AGREEMENT without payment of any termination indemnity to the notifying PARTY unless the notifying party has provided to the notified PARTY reasonable assurances of implementation of a program to resume its performance or arrange for reasonably acceptable THIRD PARTIES to perform on behalf of the notifying PARTY within or immediately following the expiration of such one hundred eighty (180)-day period.
14 — APPLICABLE LAW — ARBITRATION
14.1.	This AGREEMENT shall be governed by and construed according to the laws of the Republic of France without reference to its conflicts of laws principles.

14.2.	Any differences and disputes arising in connection with this AGREEMENT will be definitively settled according to the Rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC) then in effect except as otherwise provided herein. Each PARTY will name its own arbitrator and the two arbitrators will select a third.

14.3.	Any arbitration proceeding shall occur in Paris, France. All proceedings shall be conducted in the English language.

14.4.	The decision of the arbitrators shall be final and enforceable in any court of competent jurisdiction.

14.5.	The PARTIES hereby agree to use their best efforts to insure that any arbitration pursuant to this AGREEMENT shall be expedited and will so instruct the arbitrators. Each PARTY hereby agrees to appoint its arbitrator within thirty (30) days after receipt of the notice from the other PARTY demanding arbitration (the “Arbitration Notice Date”) and the two arbitrators so appointed are hereby instructed to appoint the third arbitrator no later than sixty (60) days after the Arbitration Notice Date such that the arbitration panel shall be fully constituted no later than sixty (60) days after the Arbitration Notice Date. Any arbitrator not so appointed within the framework specified above shall be appointed by the International Chamber of Commerce by selecting any person on its approved list of arbitrators, such appointment to be made within ten (10) days after the date of receipt of request from the demanding PARTY. The arbitrators shall meet within thirty (30) days after the panel shall be constituted and shall render their decision no later than ninety (90) days after the date of their first meeting. Each PARTY shall pay to the International Chamber of Commerce all fees and expenses as required by the International Chamber of Commerce promptly upon receipt of the request therefor. In the event the International Chamber of Commerce must appoint one or more arbitrators, it shall not consult with either of the PARTIES with respect to any such appointment. The decision of the International Chamber of Commerce shall be final.

14.6	The attorneys’ fees and other expenses incurred by each party in connection with the arbitration shall be borne by such party. All payments to and expenses incurred by the arbitrator and other arbitration expenses shall be shared equally by the PARTIES.
15 — MISCELLAENOUS
15.1.	Insertion of headings are for convenience only and shall not affect the construction or interpretation of this AGREEMENT.

15.2.	This AGREEMENT shall inure to the benefit of the successors and assignees of that part of the business of each of the PARTIES to which the subject matter of this AGREEMENT is related. This AGREEMENT or any right hereunder, shall not be sold, assigned, transferred by SIRION to THIRD PARTIES without first obtaining the prior express consent of THEA in writing.

15.3.	Modifications and amendments to this AGREEMENT shall be effective only in the form of written instruments duly executed by the PARTIES’ representatives.

15.4.	Any waiver by either PARTY of any breach or failure to comply with any provision of this AGREEMENT by the other PARTY shall not be construed as or constitute a continuing waiver of such provision or a waiver of any other breach of, or failure to comply with, any other provision of this AGREEMENT.

15.5.	If any provision of this AGREEMENT were to be or become fully or partly invalid or unenforceable for any reason whatsoever, or to violate any applicable law, the same shall be considered divisible as to such provision and such provision shall be deemed deleted herefrom, and the remainder hereof shall be valid and binding as if such provision were not included herein. The

PARTIES hereto shall then, if necessary, negotiate for an appropriate amendment of this AGREEMENT.

15.6.	Any notice to be given or request to be made by either PARTY shall be in writing and may be given by sending such notice by registered airmail, Fed Ex, DHL (or comparable international courier), or by facsimile or e-mail with confirming physical deliver by other approved means, to the following addresses, or to such other addresses each PARTY may have designated to the other in writing:

For THEA 12, rue Louis Blériot Zone Industrielle du Brézet 63017 Clermont-Ferrand Cedex 2 France Facsimile: + 33 4 73 98 14 24 For the Attention of: Anne DARGENT Head of Legal Department

For SIRION
3110 Cherry Palm Drive,
Suite 340
Tampa, Florida 33619
U.S.A.
Facsimile: + 1 813 496 7328
For the Attention of: Dawn Bennett Johnson, Chief Financial Officer
with copy to Reid Haney, Legal Counselor; Facsimile: + 1 813 222 8701
The Notice shall be deemed given and received, (i) with respect to registered airmail, seven (7) days after mailing, (ii) with respect to facsimile or e-mail transmission, on the date sent (provide confirming physical delivery is made), and (iii) with respect to Fed Ex or DHL, the date of actual delivery.

15.7.	This AGREEMENT replaces any prior oral or written agreement on the same subject matter between the PARTIES.

15.8.	Neither PARTY hereto shall make any public announcement with respect to this AGREEMENT or the relationship of the PARTIES hereto without the prior consent of the other PARTY which shall not be unreasonably withheld provided that either PARTY shall be entitled to make any such announcement to the extent required by applicable law or regulation after communicating a copy of the announcement to the other PARTY.

15.9.	SIRION agrees that, with respect to all matters relating to the AGREEMENT, it shall be deemed to be an independent contractor and shall bear all of its own expenses in connection with the AGREEMENT.

SIRION shall have no authority, whether express or implied, to assume or create any obligation on behalf of THEA. Unless otherwise agreed, SIRION shall pay any and all of its costs and expenses under the AGREEMENT and shall be solely responsible for the acts and expenses of its officers, employees, agents and representatives.
DULY EXECUTED IN TWO (2) ORIGINAL COPIES
DATE: January 10, 2007

For THEA	For SIRION

/s/ Henri Chibret	/s/ Barry Butler

APPENDIX 1
SPECIFICATIONS OF THE PRODUCT
[ * * * ]

APPENDIX 2
LIST OF INSURANCE COMPANIES
Chubb Group of Insurance companies (sub-contractor for Federal Insurance Company)
15 Mountain View Road, Warren, NJ 07059